EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of
Alion Science and Technology Corporation:
We consent to the incorporation by reference in Registration Statement No. 333-114935 on Form S-8 of our report dated March 28, 2008, relating to the financial statements and financial statement schedule of the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan, appearing in this Annual Report on Form 11-K of Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan for the year ended September 30, 2007.
/s/ Deloitte & Touche LLP

Mclean, Virginia
March 28, 2008